Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation (investors)
(480) 606-3337
Jeff Stanlis, Hayden Communications (media)
(602) 476-1821

For immediate release

RURAL/METRO REPORTS STRONG

FIRST-QUARTER 2006 OPERATING RESULTS

•	10.0% Growth in Net Revenue

•	34.0% Growth in Operating Income

•	16.9% Growth in EBITDA

SCOTTSDALE, Ariz. (Nov. 9, 2005) – Rural/Metro Corporation (NASDAQ Capital Market: RURL), a leading provider of medical transportation and private fire protection services, announced today financial results for its fiscal 2006 first quarter ended September 30, 2005.

The Company reported first-quarter net revenue of $140.9 million, an increase of 10.0 percent compared to net revenue of $128.1 million for the prior year’s first quarter.

Medical transportation and related services revenue increased $12.0 million, or 10.7 percent, to $124.4 million, compared to $112.4 million in the same period for fiscal 2005. Same-service-area revenue accounted for approximately $9.5 million of the increase, while the remaining $2.5 million was from revenues generated under new contracts.

Fire and other services revenue grew by $0.8 million, or 5.1 percent, to $16.5 million, compared to $15.7 million in the same period for the prior fiscal year. First-quarter fire revenue growth reflected a 10.0 percent increase in fire protection subscription revenue (from $9.4 million in fiscal 2005 to $10.3 million in fiscal 2006), an 8.1 percent increase in master fire fees related to airport fire protection contracts (from $3.3 million in fiscal 2005 to $3.6 million in fiscal 2006), and a 50.0 percent increase in forestry revenue due to an active wildfire season (from $0.5 million in fiscal 2005 to $0.8 million in fiscal 2006). Other services revenue decreased 26.3 percent to $1.9 million in the first quarter of fiscal 2006, compared to $2.5 million in the same period of the prior year, primarily related to one-time consulting fees.

First-quarter operating income was up 34.0 percent to $14.8 million, and included a $1.3 million gain from the sale of real estate in Arizona, compared to $11.1 million for the first quarter of fiscal 2005. Excluding the real estate gain, operating income was up 21.9 percent compared to the first quarter of fiscal 2005.

Income from continuing operations before income taxes and minority interest was up 93.0 percent to $7.5 million. Excluding the real estate gain, income from continuing operations before income taxes and minority interest increased 58.5 percent to $6.1 million, from $3.9 million for the first quarter of fiscal 2005.

In the fourth quarter of fiscal 2005, the Company released $82.8 million of deferred tax valuation allowances, primarily those relating to its net operating loss carryforwards, as a realization of the related deferred tax benefits was considered to be likely due to management’s expectation of continued profitability. In the first quarter of fiscal 2006, the Company’s provision for income taxes increased $3.6 million, from $0.1 million in fiscal 2005, to $3.7 million in fiscal 2006 and included a $3.2 million non-cash deferred tax charge for the portion of the Company’s net operating loss carryforward that is expected to be utilized to offset year-to-date taxable income.

The Company’s effective income tax rate for the first quarter of fiscal 2006 was 49.9 percent and differs from the federal statutory rate of 35.0 percent due to the effects of state income taxes and as well as non-deductible portions of non-cash interest expense related to the Company’s 12.75% Senior Discount Notes and executive compensation. Taxes actually payable in cash applicable to the first quarter were approximately $0.5 million and relate to state income taxes and federal alternative minimum taxes.

Net income for the first quarter was $3.6 million, or $0.14 per fully diluted share, which included the $3.7 million fiscal 2006 income tax provision described above. This compared to net income of $4.4 million, or $0.20 per diluted share for the same period of the prior year, which included $0.1 million related to the income tax provision. At September 30, 2005, the Company had 25.3 million diluted shares outstanding, compared to 22.7 million for the same period of the prior year, with the increase in outstanding shares applicable to the exercise of employee stock options.

Jack Brucker, President and Chief Executive Officer, said, “We are pleased with the results of our first quarter as we continue to achieve solid growth within our medical transportation and fire protection businesses. Operating expenses as a percent of net revenue were 89.5 percent compared with 91.4 percent in the prior year period. Excluding the gain on the sale of real estate, operating expenses were 90.4 percent of net revenue. While we experienced increases in operating expenses primarily related to fuel costs (up $0.9 million) and professional fees for Sarbanes-Oxley Section 404 compliance (up $1.0 million), we continued to efficiently leverage our base of fixed assets to meet higher transport volume and improve our operating margin to 10.5 percent, or 9.6 percent excluding the gain on the sale of real estate, compared to 8.6 percent for the prior year.”

Payroll and employee benefits as a percentage of net revenue decreased to 49.2 percent, compared to 51.8 percent for the prior year, primarily due to the Company’s ability to efficiently leverage fixed labor costs while increasing net revenue, as well as savings in the area of health insurance and workers’ compensation expenses.

The provision for doubtful accounts as a percentage of consolidated net revenue increased to 17.3 percent from 16.7 percent in the first quarter of fiscal 2005, due primarily to a rise in the overall uncollectible percentage in certain markets driven by a change in payer mix. The provision for doubtful accounts as a percentage of net medical transportation revenue for the three-month period ended September 30, 2005 was 20.6 percent, compared to 20.0 percent for the same prior-year period.

Fiscal 2006 first-quarter EBITDA was $17.5 million, representing an increase of 16.9 percent over EBITDA of $14.9 million for the same period in fiscal 2005. Excluding the $1.3 million gain on the sale of real estate, EBITDA for the first quarter of fiscal 2006 was $16.1 million.

The Company regards EBITDA, which is widely used by analysts, investors, creditors, and other interested parties, as relevant and useful information. The Company provides this information to permit additional analysis of its ability to meet future debt service, capital expenditures, and working capital requirements. Additionally, the Company’s management uses this information to evaluate the performance of its operating units. EBITDA is not intended to represent cash provided by operating activities as defined by generally accepted accounting principles, and it should not be considered as an indicator of operating performance or an alternative to cash provided by operating activities as a measure of liquidity. The Company has provided a reconciliation of net income to EBITDA in the attached tables.

Mr. Brucker continued, “We continued to generate strong cash flow from operations, which enabled us to make a second unscheduled principal payment of $7.0 million on our Term Loan B on October 11, 2005. We have reduced this debt by a total of $14.0 million in less than nine months, and remain committed to deleveraging the balance sheet in the future. This total reduction in debt will result in annual interest savings of approximately $850,000.”

Total working capital at the end of the quarter was $56.3 million, including cash and short-term investments of $21.3 million, compared to working capital of $43.8 million, including cash of $17.7 million at June 30, 2005.

Trends in key operating statistics are summarized as follows:

•	Medical transports grew by 4.2 percent, or 11,164 transports, over the prior year, attributable primarily to same-service-area expansion efforts, population growth in key markets, and new contracts in Salem, Oregon; Tacoma, Washington; and Roswell, New Mexico. New contract activity accounted for 51.3 percent of the growth in medical transports.

•	Net/Net Average EMS Patient Charge (APC) increased 6.1 percent to $337, from $317 for the same period of the prior year. The Company considers APC to be an approximation of cash collected per transport. This increase is primarily the result of rate increases.

•	Average Days’ Sales Outstanding (DSO) was 48 days, up three days from the prior year. The increase from September 30, 2004 to September 30, 2005 was primarily due to the fiscal 2005 exit from fixed fee contracts in Scottsdale, Arizona and Fort Worth, Texas, which contributed to a two-day increase in DSO as well as differences in the timing of revenue growth as compared to the growth in the average account receivable balances.

Following is a summary of certain of the Company’s key operating statistics. Medical transports and net/net EMS APC statistics have been adjusted to eliminate discontinued operations for all periods presented:

	Q1 ’05 (9/30/04)	Q2 ’05 (12/31/04)	Q3 ’05 (3/31/05)	Q4 ’05 (6/30/05)	Q1 ’06 (9/30/05)
Medical Transports (1)	264,355	264,067	278,645	272,556	275,519
Net/Net EMS APC (2)	$317	$324	$330	$334	$337
DSO (QTD) (3)	45	45	43	46	48

(1)	Medical transports from continuing operations are defined as actual emergency and non-emergency patient transports.

(2)	Net/Net EMS APC is defined as gross medical transport revenue less provisions for discounts applicable to Medicare, Medicaid and other third-party payers and doubtful accounts divided by emergency and non-emergency transports from continuing operations.

(3)	Average DSO is defined as average accounts receivable divided by consolidated net revenue per day, as calculated on a year-to-date basis.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 22 states and approximately 365 communities throughout the United States. For more information, visit the Company’s web site at www.ruralmetro.com.

The Company will discuss these results in a conference call today beginning at 9 a.m. Mountain/11 a.m. Eastern. To access the conference call, dial (800) 289-0468 (domestic) or (913) 981-5517 (international). The call also will be broadcast live on the Company’s web site at www.ruralmetro.com. A telephone replay will be available from noon Eastern through midnight Nov. 11, 2005. The number to call for the replay is (888) 203-1112. From international locations, (719) 457-0820. The required pass code to access the replay is 1647240. An archived webcast also will be available for 90 days following the call at www.ruralmetro.com.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the Company’s ability to collect its accounts receivable; competitors’ actions; litigation and regulatory matters; and the Company’s ability to sustain operating cash flow, secure new contracts, retain existing contracts, and improve earnings and operating margins. Additional factors that could affect the Company are described in its Form 10-K for the year ended June 30, 2005 under the caption “Risk Factors” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other factors as described from time to time in the Company’s SEC filings. The Company disclaims any obligation to update its forward-looking statements.

(Tables to Follow)

RURAL/METRO CORPORATION

CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except share data)

	September 30, 2005	June 30, 2005
ASSETS
Current assets:
Cash	$8,808	$17,688
Short-term investments	12,500	—
Accounts receivable, net	74,804	71,986
Inventories	12,905	12,743
Deferred tax assets	10,517	10,110
Prepaid expenses and other	7,464	9,449

Total current assets	126,998	121,976
Property and equipment, net	43,158	43,155
Goodwill	39,344	39,344
Deferred tax assets	71,978	75,551
Insurance deposits	8,659	9,037
Other assets	25,109	26,818

Total assets	$315,246	$315,881

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$11,693	$14,738
Accrued liabilities	37,346	42,507
Deferred revenue	20,482	19,429
Current portion of long-term debt	1,139	1,497

Total current liabilities	70,660	78,171
Long-term debt, net of current portion	307,110	305,478
Other liabilities	30,345	29,419

Total liabilities	408,115	413,068

Minority interest	1,618	1,456

Stockholders’ equity (deficit):
Preferred stock, $0.01 par value, 2,000,000 shares authorized, zero shares issued and outstanding at both September 30, 2005 and June 30, 2005	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 24,288,082 and 24,117,499 shares issued and outstanding September 30, 2005 and June 30, 2005, respectively	243	241
Additional paid-in capital	152,880	152,305
Treasury stock	(1,239)	(1,239)
Accumulated deficit	(246,371)	(249,950)

Total stockholders’ equity (deficit)	(94,487)	(98,643)

Total liabilities, minority interest and stockholders’ equity (deficit)	$315,246	$315,881

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

For The Three Months Ended September 30, 2005 and 2004

(unaudited)

(in thousands, except per share amounts)

	Q1 FY ’06	% of Net revenue	Q1 FY ’05	% of Net revenue
Net revenue	$140,919	100.0%	$128,118	100.0%

Operating expenses:
Payroll and employee benefits	69,284	49.2%	66,427	51.8%
Provision for doubtful accounts	24,431	17.3%	21,391	16.7%
Depreciation and amortization	2,813	2.0%	2,890	2.3%
Other operating expenses	30,908	21.9%	26,353	20.6%
Gain on sale of assets	(1,335)	(0.9%)	—	—

Total operating expenses	126,101	89.5%	117,061	91.4%

Operating income	14,818	10.5%	11,057	8.6%
Interest expense	(7,513)	(5.3%)	(7,320)	(5.7%)
Interest income	158	0.1%	130	0.1%

Income from continuing operations before income taxes and minority interest	7,463	5.3%	3,867	3.0%
Income tax provision	(3,722)	(2.6%)	(76)	(0.1%)
Minority interest	(162)	(0.1%)	(309)	(0.2%)

Income from continuing operations	3,579	2.5%	3,482	2.7%
Income from discontinued operations	—	—	935	0.7%

Net income	$3,579	2.5%	$4,417	3.4%

Income per share:
Basic -
Income from continuing operations	$0.15		$0.16
Income from discontinued operations	—		0.04

Net income	$0.15		$0.20

Diluted -
Income from continuing operations	$0.14		$0.15
Income from discontinued operations	—		0.05

Net income	$0.14		$0.20

Average number of common shares outstanding - Basic	24,232		21,959

Average number of common shares outstanding - Diluted	25,261		22,679

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

For The Three Months Ended September 30, 2005 and 2004

(unaudited)

(in thousands)

	Q1 FY ’06	Q1 FY ’05
Cash flows from operating activities:
Net income	$3,579	$4,417
Adjustments to reconcile net income to net cash provided by (used in) operating activities -
Provision for doubtful accounts	24,431	21,588
Deferred income taxes	3,166	—
Depreciation and amortization	2,813	3,237
Accretion of 12.75% Senior Discount Notes	1,640	—
(Gain) loss on sale of property and equipment	(1,348)	64
Amortization of deferred financing costs	435	670
Earnings of minority shareholder	162	309
Stock based compensation	9	—
Amortization of debt discount	—	6
Change in assets and liabilities -
Accounts receivable	(27,249)	(23,133)
Inventories	(162)	(132)
Prepaid expenses and other	1,985	(209)
Insurance deposits	378	896
Other assets	1,220	68
Accounts payable	(2,890)	(5,190)
Accrued liabilities	(5,161)	(11,203)
Deferred revenue	1,053	902
Other liabilities	926	2,903

Net cash provided by (used in) operating activities	4,987	(4,807)

Cash flows from investing activities:
Purchases of short-term investments	(25,000)	—
Sales of short-term investments	12,500	—
Capital expenditures	(2,974)	(3,708)
Proceeds from the sale of property and equipment	1,560	7

Net cash used in investing activities	(13,914)	(3,701)

Cash flows from financing activities:
Repayment of debt	(366)	(336)
Distributions to minority shareholders	(155)	—
Tax benefit from the exercise of stock options	168	—
Issuance of common stock	400	94

Net cash provided by (used in) financing activities	47	(242)

Decrease in cash	(8,880)	(8,750)
Cash, beginning of period	17,688	16,372

Cash, end of period	$8,808	$7,622

RURAL/METRO CORPORATION

RECONCILIATION OF EBITDA TO CASH FLOW

PROVIDED BY (USED IN) OPERATING ACTIVITIES

For The Three Months Ended September 30, 2005 and 2004

(unaudited)

(in thousands)

	Q1 FY ’06	Q1 FY ’05
Net income	$3,579	$4,417
Add back:
Depreciation and amortization	2,813	3,237
Interest expense	7,513	7,320
Interest income	(158)	(130)
Income tax provision	3,722	95

EBITDA	17,469	14,939
Increase (decrease):
Interest expense	(7,513)	(7,320)
Interest income	158	130
Income tax provision	(3,722)	(95)
Provision for doubtful accounts	24,431	21,588
Deferred income taxes	3,166	—
Accretion of 12.75% Senior Discount Notes	1,640	—
(Gain) loss on sale of property and equipment	(1,348)	64
Amortization of deferred financing costs	435	670
Earnings of minority shareholder	162	309
Stock based compensation	9	—
Amortization of debt discount	—	6
Changes in operating assets and liabilities	(29,900)	(35,098)

Net cash provided by (used in) operating activities	$4,987	$(4,807)